Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2017 (except for Note 1, Note 2, Note 10a, Note 10b, Note 10c, Note 13 and Note 14 to which the date is May 23, 2017) with respect to the consolidated financial statements of AIT Therapeutics Inc. included in the Registration Statement Form S-1 dated June 9, 2017 and related prospectus of AIT Therapeutics Inc. dated February 27, 2017.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel June 9, 2017	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

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